Exhibit 23.1(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124898, 333-120881, 333-91496, 333-45586, 333-132565, 333-135830 and 333-137347 on Form S-3 and Nos. 333-127011, 333-127012, 333-117733, 333-45298, 333-135828, 333-137346 and 333-148434 on Form S-8 of our report dated February 24, 2009, relating to the consolidated financial statements of Petrohawk Energy Corporation and subsidiaries, and the effectiveness of Petrohawk Energy Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Petrohawk Energy Corporation for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 1, 2009